Exhibit 16.1

May 29, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NN, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of NN, Inc. dated May 29, 2020. We agree with the statements concerning our Firm contained in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

Attachment